November 19, 1992


Mr. Gary C. Dunton
5 Belgravia Terrace
Farmington, CT  06032

Dear Gary:

     It was really a pleasure to have spent time with you over the past few weeks. It provides me great pleasure to offer you an opportunity to be a critical part of the new USF&G executive team. Your job, managing our Commercial Lines operations, is absolutely critical to our short and long term success. I know you are the right person to meet this challenge in providing the leadership we need to develop and implement our long term business strategy.

     The specific terms of your employment are outlined below:

     Position:               Executive Vice President - Commercial Lines

     Salary: $26,250.00 per month, $315,000 on an annualized basis.

     Annual Bonus:           Participation in our Management Incentive Plan
                             at a targeted bonus rate of forty (40%) percent of earned salary. Guaranteed bonus of $75,000 for 1993 provided you are still on board as of 12/31/93.

     Long Term Bonus:        Participation in our three (3) year rolling
                             long term incentive plan, targeted at fifty
                             (50%) percent of your salary.

     Options: 50,000 shares (representing sign-on and 1993 annual options). Options to be approved by the Compensation Committee of the Board of Directors and prices as of that date.

     Sign On Bonus:          We will pay you a special bonus of $125,000 upon
                             your employment with USF&G. You will also receive a $75,000 bonus payable upon your employment with USF&G to offset the forfeitures in your 1992
                             Aetna bonus.

     Annuity: Purchase annuity paying $20,000 annually at age 65 to be cancelled when person vests.

     Benefits:               Full benefits package, covering medical, dental,
                             life and disability.  Participation in the USF&G
                             401K "matching" plan.

     Relocation:             Comprehensive relocation benefits including home
                             purchase and an eight (8%) percent of salary relocation bonus.

                             Also eligible to receive a one-time bonus to cover any tax liability you may incur from the sale of your current home and the purchase of a new home.

     Perquisites:            Company car allowance, split dollar life
                             insurance policy, four weeks vacation, free parking, financial counseling, First Class air travel, membership at the Caves Valley Country
                             Club and annual physical.



     Severance:            If you are terminated during the first two (2)
                           years of employment other than for performance reasons, as determined by me, you will receive a minimum of one (1) years salary as severance.

     I am very excited about having you on the USF&G executive team and working closely with you. I am sure it will be challenging and rewarding. If you have any questions on these specific items, please call me or Ed Gold as soon as possible.

Sincerely,



NORMAN P. BLAKE, JR.



Accepted: _____________________                 Date: 12/3/92
           Gary C.  Dunton